Exhibit 99.2

FOR IMMEDIATE RELEASE

SALIX PHARMACEUTICALS LAUNCHES NATIONAL

COLORECTAL SCREENING EDUCATION CAMPAIGN WITH

WALGREENS PHARMACIES AND THE COLON CANCER

ALLIANCE

More than Half at Risk for Colorectal Cancer Do Not Go For Screenings

RALEIGH, NC, February 27, 2007 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) is partnering with Walgreens (NYSE, NASDAQ: WAG) and the Colon Cancer Alliance (CCA) to raise awareness and increase screenings for colorectal cancer. Together these organizations are launching a major health education campaign during the month of March. In addition to providing informational brochures aimed at early detection and prevention of colorectal cancer at over 5,600 Walgreens locations across the nation and online, the program provides continuing education for Walgreens more than 20,000 pharmacists to become a resource for consumers who have questions about screening. Pharmacy staff will also receive pocket-sized guidelines for colonoscopy procedures endorsed by the major patient advocacy and professional organizations for quick and easy reference. Rounding out the campaign is a toll free helpline manned by Colon Cancer Alliance staff available to answer questions and offer further information. Although screening for colorectal cancer often leads to early detection and saves lives, national statistics suggest that fewer than 50 percent of those who are eligible go for screenings.

This program addresses awareness, education and how to talk with your healthcare provider about being screened. “Salix is proud to help emphasize the importance of screening and prevention in the fight against colorectal cancer through the power of public awareness,” stated Carolyn Logan, President & CEO, Salix Pharmaceuticals.

“This partnership between Salix, Walgreens and the Colon Cancer Alliance brings together the ingredients of tremendous patient outreach with education and advocacy. Together we hope to inform the public and save lives.”

An estimated 32 million patients in 48 states and Puerto Rico will be exposed to this initiative when picking up prescriptions at Walgreens in March. “Our pharmacists are among the most accessible health care professionals, and because of that they can play a huge role in educating the public about the power of screenings,” said Don Huonker, Walgreens vice president of health services. “This is another way our pharmacists can make a real difference in peoples’ lives.”

Two separate recent polls support the goals of this awareness campaign. One indicates that pharmacists are among the most trusted vocations in the nation1 and the other notes that patients who hold discussions with healthcare professionals about cancer topics are more knowledgeable about their condition and the extent and availability of treatment options than those who did not2.

Salix has launched many programs to promote awareness of colorectal cancer over the past several months. This collaboration is the latest in an effort to inform the public about the benefits of screening and early detection.

“We are hopeful that our recent efforts will spur more people to get screened for colorectal cancer. Arming people with information is the best weapon in the fight against this preventable disease,” added Logan. “Salix will continue these educational efforts as well as continue to provide gastroenterologists with tools to make the screening process a more tolerable experience for all patients.”

The Facts

Despite being treatable and preventable, colorectal cancer is the 2nd leading cause of

[1]	USA Today/Gallup poll, December 8-10, 2006
[2]	Harris Interactive Poll http://www.ecri.org/Patient_Information/HTTrends_Internet_Use_Article.pdf

death from cancer in the U.S. Every four minutes a person is diagnosed with colorectal cancer, equaling 154,000 Americans annually. Every nine minutes someone dies from the disease, translating to 55,000 Americans each year. In 2003, the U.S. spent over $6.5 billion treating the disease.

Few Americans know how preventable colorectal cancer really is. “So many people are missing a life saving opportunity because they aren’t getting screened. That’s why we are working with Salix and Walgreens on a national and community level to change this,” said Amy Kelly, Co-founder and Vice President, Colon Cancer Alliance.

Less than fifty percent of eligible Americans have undergone screening and more than forty-five percent of patients are diagnosed at a time when the cancer is incurable. If detected early, survival rates are near ninety percent.

“We are pleased to be a part of a campaign that’s goal is to educate the public about a cancer that can be prevented and will help extend our mission to end the suffering caused by colorectal cancer,” added Kelly.

For more information visit www.walgreens.com/crc or call the CCA’s toll free helpline at 877-422-2030.

About the Partners

The Colon Cancer Alliance (CCA) is the largest national nonprofit colorectal cancer organization and includes nearly 100 chapters nationwide. The CCA is dedicated to ending the suffering caused by colorectal cancer through patient support, education, research and advocacy. The CCA website (www.ccalliance.org) includes information about screening, treatment, clinical trials, quality of life, financial issues and much more. The CCA produces a variety of awareness and educational campaigns and provides support services for patients and their loved ones through a national conference, community-based seminars, a toll free helpline (1-877-422-2030), chat forum and Buddy Program, which provides both survivors and caregivers with a chance to connect with someone who has gone through a similar experience. All of CCA’s campaigns, programs and services can be accessed through the helpline or website.

Walgreen Co. is the nation’s largest drug store chain with fiscal 2006 sales of $47.4 billion. The company operates 5,611 stores in 48 states and Puerto Rico, including 76 Happy Harry’s stores in Delaware and surrounding states. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives, Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., and Walgreens Specialty Pharmacy.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN®, OSMOPREP™, MOVIPREP®, VISICOL®, AZASAN®, ANUSOL-HC® and PROCTOCORT®. Balsalazide tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

Contact:	Alissa Maupin

919.923.6785

amaupin@medthink.com

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